EXHIBIT 99.1

RockTenn Reports Second Quarter Fiscal 2014 Earnings

NORCROSS, Ga., April 28, 2014 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported earnings for the quarter ended March 31, 2014 of $1.13 per diluted share and adjusted earnings of $1.27 per diluted share. Adjusted earnings per diluted share increased 13% over the prior year quarter.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

Earnings per diluted share	$1.13	$4.45	$2.63	$5.64

Alternative fuel mixture credit tax reserve adjustment	--	(3.47)	--	(3.47)
Restructuring and other costs and operating losses and transition costs due to plant closures	0.14	0.14	0.30	0.30

Adjusted earnings per diluted share	$1.27	$1.12	$2.93	$2.47

Second Quarter Results

  Net sales of $2,394 million for the second quarter of fiscal 2014 increased $69 million compared to the second quarter of fiscal 2013. Segment income of $202 million increased $28 million or 16% over the prior year quarter, despite an estimated $44 million pre-tax adverse impact, or $0.38 per diluted share, related to severe weather on the second quarter of fiscal 2014, as compared to our expectations coming into the quarter. Our effective tax rate for the second quarter of fiscal 2014 was 42.7% primarily due to a $10 million charge, or $0.13 per diluted share, to income tax expense to record the impact of the state of New York's March 31st income tax law change which reduced the tax rate to zero percent for qualified New York state manufacturers. This change rendered a previously recorded deferred state tax asset, net of certain state tax deferred liabilities, to no longer have any value.
  RockTenn's restructuring and other costs and operating losses and transition costs due to plant closures for the second quarter of fiscal 2014 were $0.14 per diluted share after-tax. These costs primarily consisted of $8 million of pre-tax integration and acquisition costs and $6 million of pre-tax facility closure charges. The pre-tax facility closure charges primarily consisted of equipment impairment and severance charges associated with a corrugated container facility closure and on-going costs for previously closed facilities.

Chief Executive Officer's Statement

RockTenn Chief Executive Officer, Steve Voorhees, stated, "Our 16% increase in segment income reflects well on our team's performance in an environment of severe weather during the March quarter. We generated $227 million of cash from operations and $171 million of free cash flow, or $2.34 per share, which is a 40% increase over the prior year quarter. We reduced our leverage ratio from 1.84 to 1.75 times; our balance sheet provides us with the wherewithal to invest in our business and continue to generate attractive free cash flow returns."

Segment Results

Mill and Converting Tons Shipped

Corrugated Packaging segment shipments of approximately 1,810,000 tons decreased approximately 2.7% or approximately 50,000 tons compared to the prior year quarter due to lower customer demand for containerboard and corrugated containers. In the quarter, we took approximately 87,000 tons of downtime including approximately 14,000 tons of economic downtime. Consumer Packaging segment shipments of approximately 386,000 tons increased 1.6% or approximately 6,000 tons compared to the prior year quarter due to the prior year quarter including the impact of the planned major maintenance outage at our Demopolis, AL bleached paperboard mill.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $44 million to $1,652 million and segment income increased $26 million to $133 million in the second quarter of fiscal 2014 compared to the prior year quarter. The increased sales and earnings are primarily related to higher selling prices which were partially offset by lower volumes, higher commodity and other costs due to the severe weather in the second quarter of fiscal 2014. The impact of the severe weather, compared to expectations, for Corrugated Packaging in the second quarter of fiscal 2014 was an estimated $35 million pre-tax. Corrugated Packaging segment EBITDA margin was 15.2% for the second quarter of fiscal 2014 up 130 basis points over the prior year quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $21 million to $489 million in the second quarter of fiscal 2014 compared to the prior year quarter due to higher selling prices and volumes. Segment income of $49 million in the second quarter of fiscal 2014 was impacted primarily by the higher selling prices and volumes which were more than offset by the impact of higher commodity costs and other items due to the severe weather in the second quarter of fiscal 2014. The impact of the severe weather, compared to expectations, for Consumer Packaging in the second quarter of fiscal 2014 was an estimated $8 million pre-tax. Consumer Packaging segment EBITDA margin was 14.6% for the second quarter of fiscal 2014, down slightly compared to the prior year quarter.

Merchandising Displays Segment

Merchandising Displays segment net sales increased $51 million over the prior year second quarter to $213 million primarily due to higher volumes and the full quarter impact of a specialty display acquisition completed last quarter. Segment income increased $4 million in the second quarter of fiscal 2014 compared to the prior year quarter primarily due to the impact of higher volumes. Merchandising Displays segment EBITDA margin was 10.0% for the second quarter of fiscal 2014 up 50 basis points over the prior year quarter.

Recycling Segment

Recycling segment net sales decreased $41 million over the prior year second quarter to $90 million primarily due to lower volumes as a result of soft markets for recovered fiber and several collection facility closures during the past year. Segment income decreased $1 million in the second quarter of fiscal 2014 compared to the prior year quarter primarily due to the impact of lower volumes and market conditions which were partially offset by the impact of cost structure improvements.

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $227 million in the second quarter of fiscal 2014 up $52 million compared to the prior year quarter. We reduced net debt (as defined) by $94 million in the March quarter to $2.63 billion and at March 31, 2014, our Leverage Ratio (as defined) was 1.75 times.  Total debt was $2.67 billion at March 31, 2014. During the quarter we invested $127 million in capital expenditures and returned $25 million in dividends to our shareholders.

Conference Call

We will host a conference call to discuss our results of operations for the second quarter of fiscal 2014 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on April 29, 2014. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through May 3, 2014 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn's 26,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things, our belief that our balance sheet provides us with the wherewithal to invest in our business and continue to generate attractive free cash flow returns. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses; and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from the Smurfit-Stone acquisition, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

NET SALES	$ 2,393.6	$ 2,324.9	$ 4,756.2	$ 4,612.0

Cost of Goods Sold	1,966.4	1,939.7	3,881.2	3,817.3

Gross Profit	427.2	385.2	875.0	794.7
Selling, General and Administrative Expenses	245.5	237.4	480.3	460.4
Restructuring and Other Costs, net	14.2	12.4	31.8	28.5

Operating Profit	167.5	135.4	362.9	305.8
Interest Expense	(23.2)	(27.2)	(47.2)	(56.3)
Loss on Extinguishment of Debt	--	(0.1)	--	(0.3)
Interest Income and Other Income (Expense), net	(0.2)	(0.1)	(1.0)	(0.1)
Equity in Income of Unconsolidated Entities	1.5	1.1	3.2	1.7

INCOME BEFORE INCOME TAXES	145.6	109.1	317.9	250.8

Income Tax (Expense) Benefit	(62.1)	216.5	(123.8)	161.7

CONSOLIDATED NET INCOME	83.5	325.6	194.1	412.5

Less: Net Income Attributable to Noncontrolling Interests	(0.7)	(0.9)	(1.6)	(1.8)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$ 82.8	$ 324.7	$ 192.5	$ 410.7

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company shareholders	$ 82.8	$ 324.7	$ 192.5	$ 410.7
Less: Distributed and undistributed income available to participating securities	--	--	--	(0.1)
Distributed and undistributed income available to Rock-Tenn Company shareholders	$ 82.8	$ 324.7	$ 192.5	$ 410.6

Diluted weighted average shares outstanding	73.0	72.9	73.2	72.8

Diluted earnings per share	$ 1.13	$ 4.45	$ 2.63	$ 5.64

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

NET SALES:

Corrugated Packaging	$ 1,651.7	$ 1,608.2	$ 3,303.6	$ 3,198.0
Consumer Packaging	489.3	468.3	961.4	921.1
Merchandising Displays	213.0	162.1	397.6	324.0
Recycling	90.1	130.7	189.7	257.5
Intersegment Eliminations	(50.5)	(44.4)	(96.1)	(88.6)

TOTAL NET SALES	$ 2,393.6	$ 2,324.9	$ 4,756.2	$ 4,612.0

SEGMENT INCOME:

Corrugated Packaging	$ 133.1	$ 107.6	$ 290.8	$ 245.2
Consumer Packaging	49.3	50.5	106.9	105.4
Merchandising Displays	17.0	12.7	36.3	24.5
Recycling	2.8	3.5	2.9	7.8

TOTAL SEGMENT INCOME	$ 202.2	$ 174.3	$ 436.9	$ 382.9

Restructuring and Other Costs, net	(14.2)	(12.4)	(31.8)	(28.5)
Non-Allocated Expenses	(19.0)	(25.4)	(39.0)	(46.9)
Interest Expense	(23.2)	(27.2)	(47.2)	(56.3)
Loss on Extinguishment of Debt	--	(0.1)	--	(0.3)
Interest Income and Other Income (Expense), net	(0.2)	(0.1)	(1.0)	(0.1)

INCOME BEFORE INCOME TAXES	$ 145.6	$ 109.1	$ 317.9	$ 250.8

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)
	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$ 83.5	$ 325.6	$ 194.1	$ 412.5
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	143.4	139.2	286.6	277.3
Deferred income tax expense (benefit)	58.9	(218.9)	110.4	(168.7)
Loss on extinguishment of debt	--	0.1	--	0.3
Share-based compensation expense	10.1	15.9	19.6	22.7
Gain on disposal of plant and equipment and other, net	(0.3)	(6.2)	(2.3)	(5.5)
Equity in income of unconsolidated entities	(1.5)	(1.1)	(3.2)	(1.7)
Pension and other postretirement funding more than expense	(51.3)	(29.7)	(86.5)	(42.5)
Impairment adjustments and other non-cash items	1.8	3.4	5.9	6.1
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(27.4)	(69.6)	143.6	5.1
Inventories	(42.3)	2.2	(38.1)	(47.0)
Other assets	(21.3)	(45.7)	(33.9)	(34.7)
Accounts payable	70.8	66.8	(5.8)	35.0
Income taxes	(6.8)	(5.4)	(14.4)	(13.7)
Accrued liabilities and other	9.0	(1.5)	(44.9)	7.4
NET CASH PROVIDED BY OPERATING ACTIVITIES	226.6	175.1	531.1	452.6

INVESTING ACTIVITIES:

Capital expenditures	(126.5)	(102.0)	(227.1)	(194.0)
Cash paid for purchase of businesses, net of cash acquired	--	--	(60.0)	--
Return of capital from unconsolidated entities	0.2	0.2	0.4	0.6
Proceeds from the sale of subsidiary	3.8	--	3.8	--
Proceeds from sale of property, plant and equipment	10.0	4.7	13.3	7.3
Proceeds from property, plant and equipment insurance settlement	0.7	5.7	3.4	5.7
NET CASH USED FOR INVESTING ACTIVITIES	(111.8)	(91.4)	(266.2)	(180.4)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	122.8	22.7	142.8	54.5
Repayments of revolving credit facilities	(131.6)	(37.3)	(153.5)	(51.8)
Additions to debt	126.1	45.1	172.7	195.2
Repayments of debt	(198.1)	(96.9)	(329.7)	(423.8)
Debt issuance costs	(0.2)	(0.3)	(0.2)	(1.6)
Cash paid for debt extinguishment costs	--	(0.1)	--	(0.1)
Issuances of common stock, net of related minimum tax withholdings	(7.9)	4.2	(13.8)	(0.6)
Purchases of common stock	--	--	(53.0)	--
Excess tax benefits from share-based compensation	4.3	(0.2)	14.5	4.2
Advances from unconsolidated entity	2.2	0.3	2.0	0.3
Cash dividends paid to shareholders	(25.1)	--	(50.9)	(32.1)
Cash distributions to noncontrolling interests	(0.2)	(1.0)	(0.3)	(2.3)
NET CASH USED FOR BY FINANCING ACTIVITIES	(107.7)	(63.5)	(269.4)	(258.1)

Effect of exchange rate changes on cash and cash equivalents	0.5	0.1	0.3	--

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7.6	20.3	(4.2)	14.1

Cash and cash equivalents at beginning of period	24.6	31.0	36.4	37.2
Cash and cash equivalents at end of period	$ 32.2	$ 51.3	$ 32.2	$ 51.3
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$ 7.2	$ 3.8	$ 14.6	$ 12.2
Interest, net of amounts capitalized	36.7	42.7	43.1	52.0

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	March 31,	September 30,
	2014	2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 32.2	$ 36.4
Restricted cash	8.9	9.3
Accounts receivable (net of allowances of $23.4 and $26.8)	1,001.0	1,134.9
Inventories	952.2	937.9
Other current assets	271.9	297.9

TOTAL CURRENT ASSETS	2,266.2	2,416.4

Property, plant and equipment at cost:
Land and buildings	1,203.3	1,203.1
Machinery and equipment	6,647.5	6,467.8
Transportation equipment	15.1	13.8
Leasehold improvements	24.7	24.7
	7,890.6	7,709.4
Less accumulated depreciation and amortization	(2,349.5)	(2,154.7)
Net property, plant and equipment	5,541.1	5,554.7
Goodwill	1,884.3	1,862.1
Intangibles, net	669.9	699.4
Other assets	187.5	200.8

TOTAL ASSETS	$ 10,549.0	$ 10,733.4

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$ 32.0	$ 2.9
Accounts payable	818.3	802.1
Accrued compensation and benefits	221.3	249.0
Other current liabilities	171.1	189.4

TOTAL CURRENT LIABILITIES	1,242.7	1,243.4

Long-term debt due after one year	2,634.8	2,841.9
Pension liabilities, net of current portion	872.4	975.2
Postretirement medical liabilities, net of current portion	113.3	118.3
Deferred income taxes	1,101.4	1,063.1
Other long-term liabilities	164.4	165.4
Redeemable noncontrolling interests	14.5	13.3

Total Rock-Tenn Company shareholders' equity	4,405.1	4,312.3
Noncontrolling interests	0.4	0.5
Total Equity	4,405.5	4,312.8

TOTAL LIABILITIES AND EQUITY	$ 10,549.0	$ 10,733.4

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2012	$ 76.7	$ 31.9	$ 58.2	$ 82.3	$ 249.1
2013	86.0	324.7	140.1	176.5	727.3
2014	109.7	82.8

Diluted Earnings per Share
2012	$ 1.06	$ 0.44	$ 0.81	$ 1.14	$ 3.45
2013	1.18	4.45	1.91	2.40	9.95
2014	1.50	1.13

Depreciation & Amortization
2012	$ 132.7	$ 132.6	$ 131.4	$ 137.6	$ 534.3
2013	138.1	139.2	132.4	142.5	552.2
2014	143.2	143.4

Capital Expenditures
2012	$ 81.6	$ 120.6	$ 146.1	$ 104.1	$ 452.4
2013	92.0	102.0	113.1	133.3	440.4
2014	100.6	126.5

Mill System Operating Rates
2012	96.4%	90.6%	92.4%	97.7%	94.3%
2013	97.6%	96.1%	98.2%	97.1%	97.2%
2014	90.4%	94.3%

Rock-Tenn Company Quarterly Statistics
Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Net Sales
2012	$ 1,522.2		$ 1,504.7		$ 1,545.3		$ 1,597.2		$ 6,169.4
2013	1,589.8		1,608.2		1,719.3		1,744.4		6,661.7
2014	1,651.9		1,651.7

Corrugated Packaging Intersegment Net Sales
2012	$ 32.3		$ 30.4		$ 29.4		$ 30.2		$ 122.3
2013	28.6		28.9		27.2		30.9		115.6
2014	29.7		36.5

Corrugated Packaging Segment Income
2012	$ 109.7	(1)	$ 75.3	(2)	$ 73.5	(3)	$ 112.7	(4)	$ 371.2
2013	137.6		107.6		196.1		237.5		678.8
2014	157.7		133.1

Return On Sales
2012	7.2%	(1)	5.0%	(2)	4.8%	(3)	7.1%	(4)	6.0%
2013	8.7%		6.7%		11.4%		13.6%		10.2%
2014	9.5%		8.1%

Corrugated Packaging Segment Shipments (5)
2012	1,842.3		1,826.5		1,884.5		1,964.1		7,517.4
2013	1,869.6		1,860.0		1,922.2		1,921.7		7,573.5
2014	1,803.8		1,809.5

Corrugated Container Shipments - BSF (6)
2012	18.8		18.9		19.2		19.5		76.4
2013	19.0		18.7		19.5		19.1		76.3
2014	18.4		18.2

Corrugated Container Per Shipping Day - MMSF (6)
2012	312.8		295.4		305.5		308.7		305.5
2013	310.7		302.5		304.9		302.4		305.1
2014	301.5		288.8

(1) Excludes $0.4 million of inventory step-up expense.
(2) Excludes $6.7 million of operating losses at the then recently closed Matane, Quebec containerboard mill.
(3) Excludes $0.2 million of inventory step-up expense.
(4) Excludes $0.2 million of inventory step-up expense.
(5) Corrugated Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Corrugated mills plus Corrugated Container Shipments converted from BSF to tons. Excludes container shipments in Asia.
(6) MMSF - millions of square feet and BSF - billions of square feet and is included in the Corrugated Packaging Segment Shipments on a converted basis. Excludes container shipments in Asia.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Net Sales
2012	$ 464.9	$ 484.1	$ 473.9	$ 496.4	$ 1,919.3
2013	452.8	468.3	482.1	495.5	1,898.7
2014	472.1	489.3

Consumer Packaging Intersegment Net Sales
2012	$ 6.9	$ 6.1	$ 5.3	$ 7.6	$ 25.9
2013	5.1	5.4	5.2	9.4	25.1
2014	5.7	5.3

Consumer Packaging Segment Income
2012	$ 62.0	$ 64.5	$ 69.7	$ 81.0	$ 277.2
2013	54.9	50.5	59.1	66.8	231.3
2014	57.6	49.3

Return on Sales
2012	13.3%	13.3%	14.7%	16.3%	14.4%
2013	12.1%	10.8%	12.3%	13.5%	12.2%
2014	12.2%	10.1%

Consumer Packaging Segment Shipments (1)
2012	370.3	377.6	384.0	382.2	1,514.1
2013	368.5	380.1	396.2	403.0	1,547.8
2014	378.1	386.0

Consumer Packaging Converting Shipments - BSF (2)
2012	5.0	5.2	5.1	5.2	20.5
2013	4.9	5.2	5.3	5.3	20.7
2014	5.0	5.3

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2012	83.5	81.0	80.6	83.1	82.0
2013	81.0	83.9	82.3	84.3	82.9
2014	82.0	83.6

(1) Consumer Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Consumer mills plus Consumer Packaging Converting Shipments converted from BSF to tons. The shipment data excludes gypsum paperboard liner tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture, since it is not consolidated.
(2) MMSF - millions of square feet and BSF - billions of square feet and is included in the Consumer Packaging Segment Shipments on a converted basis.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter		3rd Quarter	4th Quarter	Fiscal Year
Merchandising Displays Segment Net Sales
2012	$ 159.1	$ 168.0		$ 158.5	$ 170.4	$ 656.0
2013	161.9	162.1		166.4	184.2	674.6
2014	184.6	213.0

Merchandising Displays Intersegment Net Sales
2012	$ 3.7	$ 3.8		$ 3.7	$ 3.4	$ 14.6
2013	4.2	3.9		4.2	4.8	17.1
2014	4.4	4.6

Merchandising Displays Segment Income
2012	$ 18.3	$ 20.0		$ 14.1	$ 17.9	$ 70.3
2013	11.8	12.7		17.2	22.7	64.4
2014	19.3	17.3	(1)

Return on Sales
2012	11.5%	11.9%		8.9%	10.5%	10.7%
2013	7.3%	7.8%		10.3%	12.3%	9.5%
2014	10.5%	8.1%	(1)

Recycling Segment Net Sales
2012	$ 171.0	$ 172.3		$ 170.0	$ 137.2	$ 650.5
2013	126.8	130.7		123.6	113.0	494.1
2014	99.6	90.1

Recycling Intersegment Net Sales
2012	$ 6.6	$ 5.9		$ 6.1	$ 6.2	$ 24.8
2013	6.3	6.2		6.5	6.9	25.9
2014	5.8	4.1

Recycling Segment Income
2012	$ 3.5	$ 4.2		$ 2.2	$ (2.8)	$ 7.1
2013	4.3	3.5		2.0	4.6	14.4
2014	0.1	2.8

Return on Sales
2012	2.0%	2.4%		1.3%	(2.0)%	1.1%
2013	3.4%	2.7%		1.6%	4.1%	2.9%
2014	0.1%	3.1%

Fiber Reclaimed and Brokered
2012	2,064.5	1,996.9		2,039.7	2,014.5	8,115.6
2013	1,945.0	1,802.5		1,819.2	1,826.6	7,393.3
2014	1,562.5	1,564.0

(1) Excludes $0.3 million of inventory step-up expense.

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure "net debt" to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, if any, and less the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition and may be useful to investors because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Long-term Debt Due After One Year for various periods.

(In Millions)	March 31,	Dec. 31,	March 31,	Dec. 31,
	2014	2013	2013	2012

Current Portion of Debt	$ 32.0	$ 3.2	$ 29.7	$ 87.4
Long-Term Debt Due After One Year	2,634.8	2,750.3	3,149.3	3,163.8
Total Debt	2,666.8	2,753.5	3,179.0	3,251.2
Less: Hedge Adjustments Resulting From Fair Value Interest Rate Derivatives or Swaps	--	--	--	(0.1)
	2,666.8	2,753.5	3,179.0	3,251.1
Less: Cash and Cash Equivalents	(32.2)	(24.6)	(51.3)	(31.0)
Net Debt	$ 2,634.6	$ 2,728.9	$ 3,127.7	$ 3,220.1

Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases and Pension Funding in Excess of Expense (or Free Cash Flow)

We have defined the non-GAAP financial measure "Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases and Pension Funding in Excess of Expense", which we also refer to as "free cash flow", to be the sum of the non-GAAP measure Net Debt Repayment and the following cash flow statement line items: Cash dividends paid to shareholders, Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities, Purchases of common stock and Pension and other postretirement funding more than expense. "Net Debt Repayment" is the difference between Net Debt at two points in time. Our management uses Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases and Pension Funding in Excess of Expense, along with other factors, to evaluate our performance. We believe that this measure is an appropriate supplemental measure of financial performance and may be useful to investors because it provides a measure of cash generated for the benefit of shareholders.

Set forth below is a calculation of Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases and Pension Funding in Excess of Expense for the three months ended March 31, 2014 and March 31, 2013 using the various non-GAAP and GAAP measures referenced above (in millions):

	Three Months	Three Months
	Ended	Ended
	March 31, 2014	March 31, 2013

Net Debt Repayment	$ 94.3	$ 92.4
Cash dividends paid to shareholders	25.1	--
Pension and postretirement funding more than expense	51.3	29.7
Cash Generated for Net Debt Repayment, Dividends, Acquisition/Investments and Pension in Excess of Expense	$ 170.7	$ 122.1

Average diluted shares outstanding	73.0	72.9

Cash Generated for Net Debt Repayment, Dividends, Acquisition /Investments and Pension in Excess of Expense, Per Share	$ 2.34	$ 1.67

Segment EBITDA Margins

Our management uses "Segment EBITDA Margins", along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Net Sales for the quarter ending March 31, 2014:

(In Millions, except percentages)

	Corrugated Packaging	Consumer Packaging	Merchandising Displays	Recycling	Corporate / Other	Consolidated

Segment Net Sales	$ 1,651.7	$ 489.3	$ 213.0	$ 90.1	$ (50.5)	$ 2,393.6
Less: Trade Sales	(53.1)	--	--	--	--	(53.1)
Adjusted Segment Sales	$ 1,598.6	$ 489.3	$ 213.0	$ 90.1	$ (50.5)	$ 2,340.5

Segment Income (1)	$ 133.1	$ 49.3	$ 17.3	$ 2.8		$ 202.5
Depreciation and Amortization	110.0	22.3	3.9	2.7	4.5	143.4
EBITDA	$ 243.1	$ 71.6	$ 21.2	$ 5.5

Segment EBITDA Margins	15.2%	14.6%	10.0%	6.1%

(1) Merchandising Displays segment excludes $0.3 million of inventory step-up expense.

Credit Agreement EBITDA and Total Funded Debt

"Credit Agreement EBITDA" is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

"Total Funded Debt" is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the March 31, 2014 and December 31, 2013 calculation, our Leverage Ratio was 1.75 times and 1.84 times, respectively. Our maximum permitted Leverage Ratio under the Credit Facility at March 31, 2014 was 3.50 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended March 31, 2014 and December 31, 2013, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months	Twelve Months
	Ended	Ended
	March 31, 2014	December 31, 2013

Consolidated Net Income	$ 514.1	$ 756.2
Interest Expense, net	87.1	91.3
Income Taxes	263.7	(14.9)
Depreciation and Amortization	561.5	557.3
Additional Permitted Charges	128.5	134.8
Credit Agreement EBITDA	$ 1,554.9	$ 1,524.7

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	March 31,	December 31,
	2014	2013

Current Portion of Debt	$ 32.0	$ 3.2
Long-Term Debt Due After One Year	2,634.8	2,750.3
Total Debt	2,666.8	2,753.5
Plus: Letters of Credit, Guarantees and Other Adjustments	55.6	55.9
Total Funded Debt	$ 2,722.4	$ 2,809.4

Credit Agreement EBITDA for the Twelve Months Ended	$ 1,554.9	$ 1,524.7

Leverage Ratio	1.75	1.84

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures "adjusted net income" and "adjusted earnings per diluted share". Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
(In Millions)	2014	2013	2014	2013

Net income attributable to Rock-Tenn Company shareholders	$ 82.8	$ 324.7	$ 192.5	$ 410.7

Alternative fuel mixture credit tax reserve adjustment	--	(252.9)	--	(252.9)
Restructuring and other costs and operating losses and transition costs due to plant closures	9.5	9.8	21.7	21.9
Acquisition inventory step-up	0.2	--	0.2	--
Loss on extinguishment of debt	--	0.1	--	0.2

Adjusted net income	$ 92.5	$ 81.7	$ 214.4	$ 179.9
CONTACT: RockTenn
         John Stakel, SVP-Treasurer, 678-291-7901